Exhibit 99.1

       Trans Energy Announces New Executive Leadership and Restructuring

        Goal is to Accelerate Growth by Maximizing Key Energy Development
                        and Transportation Opportunities

St. Marys, WV -- January 9, 2006 - Trans Energy Inc. (OTCBB:TENG) announced today a series of steps that will allow it to more quickly take advantage of its significant properties and opportunities in the rapidly growing exploration and development industry. As part of this effort, Trans Energy said that:

     James K. Abcouwer, a 25-year energy industry executive and former CEO of Columbia Natural Resources, Inc. was elected President and Chief Executive Officer of Trans Energy, effective January 6, 2006. As CEO, Abcouwer replaces Clarence E. Smith, who has resigned to pursue other interests, but intends to remain a shareholder of the company.

     Trans Energy has agreed to sell to Clarence and Rebecca Smith its well-servicing and maintenance business, Arvilla Oilfield Services, Inc., in exchange for Trans Energy common shares, certain natural gas properties, and other considerations.

Jim Abcouwer, 52, was formerly President and CEO of Columbia Natural Resources, Inc., at one time the second largest independent natural gas producer in the Appalachian Basin and the 25th largest in the United States. He also was President and CEO of EnergyUSA, a unit of NiSource Inc. with more than 3,000 employees and $1 billion in revenues. He is a 1975 graduate of the U.S. Military Academy at West Point, and received a Masters in Business Administration degree from Harvard Business School in 1982. Abcouwer is co-owner of Northstar Energy Corp. of Charleston, W. Va., an independent oil and gas development corporation.

"Trans Energy has great potential to grow and become more profitable by leveraging its oil and natural gas properties during this period of tremendous opportunity in our industry," Abcouwer said. "We believe that we can best achieve that potential by focusing all of our attention on development, production and transportation of oil and natural gas, both independently and with carefully selected partners. I'm eager to join with the e

The Company also announced the promotion of William F. Woodburn to Chief Operating Officer of Trans Energy, effective January 6, 2006, and that it has begun a search for a Chief Financial Officer.

Woodburn, was Secretary/Treasurer of the Company. He has been actively engaged in the oil and gas business for 20 years, including several years supervising oil and natural gas production and managing pipeline operations of Tyler Construction Co. and Tyler Pipeline. He holds a Bachelor of Science degree in civil engineering from West Virginia University.

Trans Energy said it has signed a definitive agreement for the sale of Arvilla Oilfield Services, LLC, to Clarence and Rebecca Smith. The agreement is subject to receipt of an opinion from an independent financial advisor that the proposed transaction is fair to all shareholders of Trans Energy.

Under the terms of the transaction, the Company will receive from the Smiths certain natural gas properties, half of the approximately 1 million Trans Energy common shares issued to them when Trans Energy acquired Arvilla Oilfield Services in January 2005, and certain other considerations. Upon the closing of the transaction, Clarence and Rebecca Smith have agreed to resign as directors of Trans Energy, Inc. Details of the transaction will be provided in a Form 8-K filing with the Securities and Exchange Commission.

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Trans Energy,  Inc. (OTC Bulletin  Board:TENG)  specializes in the  exploration, completion, drilling and production of oil and natural gas in the Appalachian and Powder River Basins. Further, the company is actively involved in the transmission, transportation and sales of oil and natural gas.

This press release contains forward-looking information that may be affected by certain risks and uncertainties, including those risks and uncertainties described in the company's most recent Form 10- KSB filing with the Securities and Exchange Commission. The company's actual results could differ materially from such forward-looking statements. We assume no duty to update these statements at any future date.

Contact:

Bill Roberts or Wayne Buckhout at CTC Investor Relations,
(937) 434-2700

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